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                                                                    EXHIBIT 23.5

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders

Hano Document Printers, Inc.:

    We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-01574, 333-12789, and 333-24581); Form S-3 (333-10383 and
333-14025); Form S-4 (333-13133); and Post Effective Amendment No. 1 to Form S-4 on Form S-8 (333-36463) and inclusion in this Current Report on Form 8-K of U.S. Office Products Company of our report dated August 28, 1996, with respect to the balance sheet of Hano Document Printers, Inc. as of December 31, 1995 and the related statements of income, stockholders' equity and cash flows for the year then ended.

KPMG Peat Marwick LLP

Norfolk, Virginia

March 10, 1998